SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC
Dated: Effective November 2, 2007

SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC
TABLE OF CONTENTS
Page

ARTICLE I. THE COMPANY	1
1.1 Formation and Agreement	1
1.2 Name	1
1.3 Purpose; Powers	1
1.4 Principal Place of Business	1
1.5 Term	1
1.6 Registered Agent	1
1.7 Title to Property	1
1.8 Payment of Individual Obligations	2
1.9 Independent Activities; Transactions With Affiliates	2
1.10 Definitions	2

ARTICLE II. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS	7
2.1 Initial Capital Contributions	7
2.2 Additional Capital Contributions; Additional Units	7
2.3 Capital Accounts	7

ARTICLE III. ALLOCATIONS	8
3.1 Profits	8
3.2 Losses	8
3.3 Special Allocations	8
3.4 Regulatory Allocations	10
3.5 Loss Limitation	10
3.6 Other Allocation Rules	10
3.7 Tax Allocations: Code Section 704(c)	10
3.8 Tax Credit Allocations	11

ARTICLE IV. DISTRIBUTIONS	11
4.1 Net Cash Flow	11
4.2 Amounts Withheld	11
4.3 Limitations on Distributions	11

ARTICLE V. MANAGEMENT	11
5.1 Board of Governors	11
5.2 Number of Governors	11
5.3 Election of Governors	12
5.4 Authority of Governors	13
5.5 Governor as Agent	14
5.6 Restriction on Authority of Governors	15

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Page

5.7 Meetings	15
5.8 Notice	16
5.9 Conduct of Meeting	16
5.10 Quorum	16
5.11 Manner of Acting; Informal Action	16
5.12 Absentee Governor	16
5.13 Presumption of Assent	16
5.14 Removal of Governors	16
5.15 Vacancies	16
5.16 Compensation	17
5.17 Committees; Authority	17
5.18 Voting; Potential Financial Interest	17
5.19 Duties and Obligations of Governors	17
5.20 Officers	18
5.21 Execution of Instruments	19
5.22 Limitation of Liability; Indemnification	19

ARTICLE VI. MEMBERSHIP UNITS; MEMBERS	20
6.1 Membership Units	20
6.2 Certificates; Surrender for Transfer	21
6.3 Members	21
6.4 Additional Members	21
6.5 Members’ Voting Rights	21
6.6 Member Meetings	21
6.7 Place of Meeting	21
6.8 Conduct of Meetings	21
6.9 Notice	21
6.10 Contents of Notice	22
6.11 Adjourned Meetings	22
6.12 Waiver of Notice	22
6.13 Fixing of Record Date	22
6.14 Quorum and Proxies	22
6.15 Voting; Action by Members	22
6.16 Termination of Membership	23
6.17 Continuation of the Company	23
6.18 No Member Right of Redemption or Return of Capital	23
6.19 Waiver of Dissenters Rights	23
6.20 Loans	23
6.21 Limitation of Ownership	23

ARTICLE VII. ACCOUNTING, BOOKS AND RECORDS	23
7.1 Accounting, Books and Records	23
7.2 Delivery to Members and Inspection	24
7.3 Reports	24
7.4 Tax Matters	25

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Page

ARTICLE VIII. AMENDMENTS	25
8.1 Amendments	25

ARTICLE IX. TRANSFERS	26
9.1 Restrictions on Transfers	26
9.2 Permitted Transfers	26
9.3 Conditions Precedent to Transfers	26
9.4 Prohibited Transfers	27
9.5 No Dissolution or Termination	27
9.6 Prohibition of Assignment	27
9.7 Rights of Unadmitted Assignees	28
9.8 Admission of Substitute Members	28
9.9 Representations Regarding Transfers	28
9.10 Distributions And Allocations In Respect of Transfer Units	29
9.11 Additional Members	29

ARTICLE X. DISSOLUTION AND WINDING UP	29
10.1 Dissolution	29
10.2 Winding Up	30
10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts	30
10.4 Deemed Distribution and Recontribution	30
10.5 Rights of Unit Holders	30
10.6 Allocations During Period of Liquidation	31
10.7 Character of Liquidating Distributions	31
10.8 The Liquidator	31
10.9 Forms of Liquidating Distributions	31

ARTICLE XI. MISCELLANEOUS	31
11.1 Notices	31
11.2 Binding Effect	31
11.3 Construction	31
11.4 Headings	31
11.5 Severability	32
11.6 Incorporation By Reference	32
11.7 Variation of Terms	32
11.8 Governing Law	32
11.9 Waiver of Jury Trial	32
11.10 Counterpart Execution	32
11.11 Specific Performance	32
11.12 No Third Party Rights	32

iii

SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF
MINNERGY, LLC
     THIS SECOND AMENDED AND RESTATED MEMBER CONTROL AGREEMENT (the “Agreement”) is entered into effect as of the 2nd day of November, 2007, by and among MinnErgy, LLC, a Minnesota limited liability company (the “Company”), each of the Persons identified as Members on attached Exhibit “A,” and any other Persons that may from time-to-time be subsequently admitted as Members of the Company in accordance with the terms of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1.10.
     In consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. THE COMPANY
1.1 Formation and Agreement. The initial Members formed the Company as a Minnesota limited liability company by filing Articles of Organization with the Minnesota Secretary of State on March 31, 2006. The Members hereby agree that this Agreement constitutes a “Member Control Agreement” within the meaning of Section 322B.37 of the Act. To the extent that the rights and obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, shall control.
1.2 Name. The name of the Company shall be “MinnErgy, LLC,” and all business of the Company shall be conducted in such name.
1.3 Purposes; Powers. The nature of the business and purposes of the Company are to: (i) own, construct, operate, lease, finance, contract with, and/or invest in ethanol production and co-product production facilities; (ii) process feedstocks into ethanol and related co-products, and market such ethanol and co-products; and (iii) engage in any other business and investment activity in which a Minnesota limited liability company may lawfully be engaged, as determined by the Board of Governors. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, and in furtherance of, the purposes of the Company as set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Governors pursuant to Article V of this Agreement.
1.4 Principal Place of Business. The principal place of business of the Company shall be in the State of Minnesota, or elsewhere as the Governors may determine. Any documents required by the Act to be kept by the Company shall be maintained at the Company’s principal place of business.
1.5 Term. The term of the Company commenced on the date the Articles were filed with the Minnesota Secretary of State, and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in Article X of this Agreement.
1.6 Registered Agent. The Company shall continuously maintain a registered office and a registered agent for service of process in the State of Minnesota. The name and address of the Company’s initial Registered Agent shall be Daniel H. Arnold, 4455 Theurer Blvd., Winona, Minnesota 55947.
1.7 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and not in the name of any Member, and no Member shall have any ownership interest in such

Property, except as a Member of the Company. Each Member’s interest in the Company shall be personal property for all purposes.
1.8 Payment of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member or Governor.
1.9 Independent Activities; Transactions With Affiliates. The Governors shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that they deem appropriate in their discretion. Neither this Agreement nor any activity undertaken pursuant hereto shall: (i) prevent any Member or Governor or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; or (ii) require any Member or Governor to permit the Company or any other Governor or Member or their Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Governors are hereby authorized to cause the Company to purchase Property from, sell Property to, or otherwise deal with, any Member (including any Member who is also a Governor), or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been entered into with an independent third party.
     If the Governors, as fiduciaries of the Company, determine that it is in the Company’s best interests to enter into a material transaction with any Member or person known by the Governors to be an Affiliate of any Member, such transaction shall be embodied in a written contract and the material terms of said contract shall be disclosed to the Members. The approval of such transaction will require a vote of a majority of the Independent Governors, as defined in Section 1.10. In addition to such a vote, the Independent Governors shall form a committee pursuant to Section 5.17 to review said transaction and contract to ensure that the proper procedures for approving the transaction are followed and that such transaction is in fact no less favorable to the Company than if the transaction had been entered into with an independent third party. The Committee shall report its findings to the entire Board within thirty (30) days of entering into such transaction with the Member or Affiliate.
1.10 Definitions. Capitalized words and phrases used in this Agreement have the following meanings:
     (a) “Act” means the Minnesota Limited Liability Company Act, Chapter 322B, Minnesota Statutes (2004), as amended from time to time, or any corresponding provisions of any succeeding law.
     (b) “Adjusted Capital Account Deficit” means, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) crediting to such Capital Account any amounts which such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
     (c) “Affiliate” means, with respect to any Person or entity: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or entity; (ii) any officer, director, general partner, member or trustee of any such Person or entity; or (iii) any Person or entity who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect a majority of the Governors, members, or persons exercising similar authority with respect to such Person or entities.
     (d) “Agreement” means the Company’s Second Amended and Restated Member Control Agreement, as amended from time to time.
     (e) “Articles” means the Company’s Articles of Organization on file with the Minnesota Secretary of State’s Office, as amended from time to time.
     (f) “Assignee” means a transferee of Units who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement.
     (g) “Capital Account” means the separate capital account maintained for each Unit Holder in accordance with Section 2.3 of this Agreement.
     (h) “Capital Contributions” means, with respect to any Member, the amount of money (US Dollars), and the initial Gross Asset Value of any assets or property other than money, contributed by the Member or such Member’s predecessors in interest to the Company, (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) with respect to the Units held or purchased by such Member, including additional Capital Contributions.
     (i) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     (j) “Company” means MinnErgy, LLC, a Minnesota limited liability company.
     (k) “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
     (l) “Debt” means: (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by notes, bonds or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company, whether or not the Company has assumed or become liable for the obligations secured thereby; (iv) any obligation under any interest rate swap agreement; (v) accounts payable; and (vi) obligations, contingent or otherwise, under direct or indirect guarantees of indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v), above. Notwithstanding the foregoing, however, Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.
     (m) “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Governors.

     (n) “Dissolution Event” shall have the meaning set forth in Section 10.1 of this Agreement.
     (o) “Effective Date” means November 2, 2007.
     (p) “Facilities” means the ethanol and co-product production facilities to be constructed and operated by the Company.
     (q) “Fiscal Year” means: (i) any twelve-month period commencing on January 1 and ending on December 31; and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X of this Agreement, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.
     (r) “Founder” means any person who, in conjunction with one or more persons, directly or indirectly took the initiative in founding and organizing the Company.
     (s) “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
     (t) “Governor” means any Person who: (i) is elected as a Governor pursuant to Article V of this Agreement or who has otherwise become a Governor pursuant to the terms of this Agreement; and (ii) has not ceased to be a Governor pursuant to the terms of this Agreement. “Board of Governors” or “Governors” mean all such Persons. A Governor shall be deemed to be an “Independent Governor” if; (i) the Governor is not an officer or employee of the Company, its subsidiaries, if any, or its affiliates and has not been an officer or employee of the Company, its subsidiaries, if any, or its affiliates within the last two (2) years; (ii) is not a promoter as defined by the North American Securities Administrators Association (NASAA); and (iii) does not have a material business or professional relationship with any of the Company or its affiliates; any such business or professional relationship shall be deemed material per se if it exceeds five (5) percent of the Governor’s annual gross revenue, derived from all sources, during either of the last two years, or the Governor’s net worth on a fair market value basis.
     (u) “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Governors, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 of this Agreement shall be as set forth in such Section; (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Governors as of the following times: (A) upon the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) upon the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (C) upon the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Governors reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Governors; and (iv) The Gross Asset Values of Company assets shall be increased or decreased, as applicable, to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.3(c) of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) of this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

(v)	“Issuance Items” has the meaning set forth in Section 3.3(h) of this Agreement.

(w)	“Liquidation Period” has the meaning set forth in Section 10.6 of this Agreement.

(x)	“Liquidator” has the meaning set forth in Section 10.8 of this Agreement.
     (y) “Member” means any Person: (i) whose name is set forth as such on Exhibit “A” initially attached hereto or as it may be amended from time to time, or who has become a Member pursuant to the terms of this Agreement; and (ii) who is the owner of one or more Units and has not ceased to be a Member pursuant to the terms of this Agreement. “Members” means all such Persons.
     (z) “Membership Financial Rights” means collectively, a Member’s share of “Profits” and “Losses,” the right to receive distributions of the Company’s assets, and the right to information concerning the business and affairs of the Company as required by the Act. The Membership Financial Rights of a Member is quantified by the unit of measurement referred to herein as “Units.”
     (aa) “Membership Interest” means collectively, the Membership Financial Rights and the Membership Voting Interest.
     (bb) “Membership Voting Interest” means collectively, a Member’s right to vote as set forth in this Agreement or as required by the Act. The Membership Voting Interest of a Member shall mean as to any matter to which the Member is entitled to vote hereunder or as may be required under the Act, the right to One (1) vote for each Unit registered in the name of such Member as shown in the Unit Holder Register.
     (cc) “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Governors. “Net Cash Flow” shall not be reduced by Depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.
     (dd) “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
     (ee) “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     (ff) “Officer” means any Person who: (i) is appointed as an Officer pursuant to Section 5.19 of this Agreement or who has otherwise become an Officer pursuant to the terms of this Agreement; and
     (ii) has not ceased to be an Officer pursuant to the terms of this Agreement. “Officers” mean all such Persons.
     (gg) “Permitted Transfer” has the meaning set forth in Section 9.2 of this Agreement.
     (hh) “Person” means any individual, general or limited partnership, joint venture, limited liability company, corporation, trust, estate, association, nominee or other entity.

     (ii) “Profits and Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss; (ii) Any expenditures of the Company described in Code Section 705(a)(2)(b) or treated as Code Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss; (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value; (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unit Holder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
     (jj) “Property” means all real and personal property acquired by the Company (including cash), and any improvements thereto, and shall include both tangible and intangible property.
     (kk) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     (ll) “Regulatory Allocations” has the meaning set forth in Section 3.4 of this Agreement.
     (mm) “Related Party” means the adopted or birth relatives of any Person and such Person’s spouse (whether by marriage or common law), if any, including without limitation great-grandparents, grandparents, parents, children (including stepchildren and adopted children), grandchildren, and great-grandchildren thereof, and such Person’s (and such Person’s spouse’s) brothers, sisters, and cousins and their respective lineal ancestors and descendants, and any other ancestors and/or descendants, and any spouse of any of the foregoing, each trust created for the exclusive benefit of one or more of the foregoing, and the successors, assigns, heirs, executors, personal representatives and estates of any of the foregoing.
     (nn) “Securities Act” means the Securities Act of 1933, as amended.
     (oo) “Tax Matters Member” has the meaning set forth in Section 7.4 of this Agreement.

     (pp) “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, to voluntarily or involuntarily transfer, give, sell, exchange, assign, pledge, bequest, hypothecate or otherwise dispose of.
     (qq) “Unit” means an ownership interest in the Company issued in consideration of a Capital Contribution made as provided in Article II of this Agreement.
     (rr) “Unit Holder” means any Person who is the owner of one or more Units. “Unit Holders” means all such Persons.
     (ss) “Unit Holder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.
     (tt) “Unit Holder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unit Holder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unit Holder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
     (uu) “Unit Holder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     (vv) “Unit Holder Register” means the register maintained by the Company at its principal office or by the Company’s duly appointed agent, setting forth the name, address and Capital Contributions of each Unit Holder (or such Unit Holder’s predecessors in interest), and the number of Units, certificate number(s) and date of issuance of Units issued to each Unit Holder, which register shall be modified from time to time as additional Units are issued and as Units are Transferred pursuant to this Agreement.
ARTICLE II. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
2.1 Initial Capital Contributions. The name, address, initial Capital Contribution and initial Units quantifying the Membership Interest of each of the initial Members shall be set forth on Exhibit “A” attached hereto, and shall also be set forth on the Unit Holder Register.
2.2 Additional Capital Contributions; Additional Units. No Unit Holder shall be obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than any unpaid amounts on such Unit Holder’s original Capital Contributions, and no Units shall be subject to any calls, requests or demands for capital. Subject to Section 5.6, additional Units may be issued in consideration of Capital Contributions as agreed to between the Governors and the Persons acquiring such Units. The Members shall have no preemptive rights pursuant to Section 322B.33 of the Act.
2.3 Capital Accounts. A Capital Account shall be maintained for each Unit Holder in accordance with the following provisions:
     (a) To each Unit Holder’s Capital Account there shall be credited: (i) such Unit Holder’s Capital Contributions; (ii) such Unit Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any Company liabilities assumed by such Unit Holder or which are secured by any Property distributed to such Unit Holder;
     (b) To each Unit Holder’s Capital Account there shall be debited: (i) the amount of money and the Gross Asset Value of any Property distributed to such Unit Holder pursuant to any provision of this Agreement; (ii) such Unit Holder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 3.3 and 3.4 of this Agreement; and (iii) the amount of any liabilities of such Unit Holder assumed by the Company or which are secured by any Property contributed by such Unit Holder to the Company;
     (c) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and
     (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event the Governors determine that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unit Holders), are computed in order to comply with such Regulations, the Governors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X of this Agreement upon the dissolution of the Company. The Governors also shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unit Holders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
ARTICLE III. ALLOCATIONS
3.1 Profits. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Profits for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.2 Losses. After giving effect to the special allocations in Sections 3.3 and 3.4 of this Agreement, Losses for any Fiscal Year shall be allocated among the Unit Holders in proportion to Units held.
3.3 Special Allocations. The following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unit Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
     (b) Unit Holder Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Unit Holder Nonrecourse Debt Minimum Gain attributable to a Unit Holder Nonrecourse Debt during any Fiscal Year, each Unit Holder who has a share of the Unit Holder Nonrecourse Debt Minimum Gain attributable to such Unit Holder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Unit Holder’s share of the net decrease in Unit Holder Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unit Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as soon as practicable, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in the Agreement.
     (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement; and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, then in such circumstance each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Sections 3.3(c) and 3.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in proportion to Units held.
     (f) Unit Holder Nonrecourse Deductions. Any Unit Holder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Unit Holder Nonrecourse Debt to which such Unit Holder Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of such Unit Holder’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit

Holder shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.
3.4 Regulatory Allocations. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Unit Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Governors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Unit Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unit Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3(h).
3.5 Loss Limitation. Losses allocated pursuant to Section 3.2 of this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 of this Agreement, the limitation set forth in this Section 3.5 shall be applied on a Unit Holder by Unit Holder basis and Losses not allocable to any Unit Holder as a result of such limitation shall be allocated to the other Unit Holders in accordance with the positive balances in such Unit Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.
3.6 Other Allocation Rules.
     (a) For purposes of determining Profits, Losses and any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Governors using any permissible method under Code Section 706 and the Regulations thereunder.
     (b) The Unit Holders are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.
     (c) Solely for purposes of determining a Unit Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Unit Holders’ aggregate interests in Company Profits shall be deemed to be as provided in the Capital Accounts. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Governors shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Unit Holder Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Unit Holder.
     (d) Profits and Losses to the Unit Holders shall be allocated among the Unit Holders in the ratio which each Unit Holder’s Units bears to the total number of Units issued and outstanding.
3.7 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.10(t) of this

Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Governors in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
3.8 Tax Credit Allocations. All income tax credits with respect to the Company’s property or operations shall be allocated among the Members in accordance with their respective Membership Interests for the Fiscal Year during which the expenditure, production, sale or other event giving rise to such credits occurs. This Section 3.8 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.
ARTICLE IV. DISTRIBUTIONS
4.1 Net Cash Flow. Subject to the terms and conditions of any applicable loan covenants and restrictions, the Governors, in their sole discretion, shall make distributions of Net Cash Flow, if any, to the Unit Holders in proportion to Units held. In determining Net Cash Flow, the Governors shall endeavor to provide for cash distributions at such times and in such amounts as will permit the Unit Holders to make timely payment of income taxes.
4.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts paid or distributed, as the case may be, to the Unit Holders with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld, and shall allocate any such amounts to the Unit Holders with respect to which such amount was withheld.
4.3 Limitations on Distributions. The Company shall make no distributions to the Unit Holders except as provided in this Article IV and in Article X of this Agreement. Notwithstanding any other provision, no distribution shall be made if not permitted to be made under the Act.
ARTICLE V. MANAGEMENT
5.1 Board of Governors. Except as otherwise provided in this Agreement or required by law, the Governors shall direct the business and affairs and exercise all of the powers of the Company, and shall adopt such policies, rules, regulations and actions as they deem advisable. Subject to Section 5.6 of this Agreement or any other express provisions of this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Governors and not by the Members. No Member, other than a Member acting in his or her capacity as a Governor or Officer of the Company, has the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company. The Board of Governors shall elect a chair, whose duties shall be as defined by the Board of Governors.
5.2 Number of Governors. The number of Governors shall be a minimum of seven (7) and a maximum of thirteen (13). Prior to any action by the Members to change or fix the number of Governors, the number of Governors may be changed from time to time within that variable range by the Governors. Once the Members have taken action to change or fix the number of Governors, the Governors shall no longer have any authority to change the number of Governors from the number last approved by the

Members. The Members may increase or decrease the number of Governors last approved, and may change from a variable range to a fixed number or vice versa, at any annual or special meeting. At the first annual meeting of Members and at each annual meeting thereafter the Members shall elect Governors to hold office for the term for which elected, and until the successors of such Governor shall have been elected and qualified. Governors need not be residents of the State of Minnesota or Members of the Company.
5.3 Election of Governors.
     (a) Election of Governors and Terms. The initial Governors shall be appointed by the initial Members and shall serve until the first annual meeting of the Members following the date on which substantial operations of the Facilities commence, and in all cases until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Governor. In accordance with Section 5.2 of this Agreement, at the first annual meeting of the Members following the date on which substantial operations of the Facilities commence, the number of Governors shall automatically become fixed at seven (7) plus any Governors appointed pursuant to the special right of appointment in Section 5.3(c) below. However, the number of Governors elected under this Section 5.3(a) shall always represent a majority of the Board of Governors. After the expiration of the initial terms of the Governors, at each annual meeting of the Members, Governors shall be elected by the Members for staggered terms of three (3) years (except as hereafter provided with respect to the initial terms of Group I and Group II Governors) and until a successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of any such Governor. The initial Governors shall conduct a lottery to separately identify the Governor positions to be elected at the first annual meeting following the date on which substantial operations of the Facilities commence, and shall so classify each such Governor position as Group I (5 Governors), Group II (4 Governors) or Group III (4 Governors), with such classification to serve as the basis for the staggering of terms among the elected Governors. The term of Group I Governors shall expire first (initial term of 1 year with successors elected to 3 year terms thereafter), followed by those of Group II Governors (initial term of 2 years with successors elected to 3 year terms thereafter), and then Group III Governors (initial and subsequent terms of 3 years).
     (b) Nominations for Governors. One or more nominees for Governor positions up for election shall be named by the then-current Governors or by a nominating committee established by the Governors. Nominations for the election of Governors may also be made by any Member entitled to vote in the election of Governors. Any Member that intends to nominate a Person for election as a Governor may do so only if written notice of such Member’s intent to make such nomination is given, either by personal delivery or by United Stated mail, postage prepaid, to the Secretary of the Company not less than Sixty (60) nor more than Ninety (90) days prior to the annual meeting of the Company at which such elections are to be held. Each such notice shall set forth: (i) the name and address of record of the Member who intends to make the nomination; (ii) a representation that the Member is a holder of record of Units entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Person specified in the notice; (iii) the name, age, address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the Member and each nominee and any other Person(s) pursuant to which such nominations are to be made; (v) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a Governor of the Company if so elected; and (vii) a nominating petition signed and dated by the nominating Member clearly setting forth the proposed nominee as a candidate for the Governor’s seat to be filled.
     The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Governor. The presiding Officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if so determined, the defective nomination shall be disregarded. The amendment or repeal of this Section 5.3 or the adoption of any provision inconsistent therewith shall require the approval of a majority of the Membership Voting Interests.
     (c) Special Right of Appointment of Governors for Certain Members. Commencing with the first annual or special meeting of the Members following the commencement of substantial operations of the Facilities, each Member who invests $7.5 million or more in Units of the Company, all of which were purchased by such Member from the Company during the Company’s initial registered equity offering, (“Appointing Member”) may appoint one (1) Governor, so long as the appointing Member is the holder of such Units. . If at the first annual or special meeting of the Members following the date on which substantial operations commence, Appointing Member elects to not appoint a Governor, or if Appointing Member fails to fill any vacancy within 30 days as required by this Section 5.3(c), this special right of appointment shall terminate. Units held by an Affiliate, spouse or lineal descendant or ancestor shall be included in the determination of whether the Member holds the requisite number of Units for purposes of this section. A Governor appointed under this section shall serve indefinitely at the pleasure of the Member appointing him or her until a successor is appointed, or until the early of death, resignation or removal. Any Governor appointed under this section may be removed for any reason by the Member appointing him or her, upon written notice to the Board of Governors, which notice may designate and appoint a successor Governor to fill the vacancy, and which notice may be given at a meeting of the Board of Governors attended by the person appointed to fill such vacancy. In addition, a Governor appointed under this section may be removed for any reason by the unanimous vote of the other Governors. Any vacancy shall be filled within thirty (30) days of its occurrence by the Member having the right of appointment. In the event the number of Units held by a Member falls below the threshold granting appointment the term of any Governor appointed by such Member under this section shall terminate and the Member’s right to appoint a Governor shall terminate. Units subject to this special right of appointment shall not be voted in the general election of Governors under Section 5.3(a) nor shall any Appointing Member under this Section 5.3(c) have the right to nominate any Governors under Section 5.3(b).
5.4 Authority of Governors. Subject to the limitations and restrictions set forth in this Agreement and the Act, the Governors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a “Governor” under the Act including, without limitation, the right and power to do or perform, and the further right and power by resolution to delegate to the Officers or such other Persons as the Governors deem appropriate, the right and power to do or perform, the following:
     (a) Conduct the business and carry on the operations of the Company, and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country, which may be necessary or convenient to effect any or all of the purposes for which the Company is organized;
     (b) Acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;
     (c) Operate, maintain, finance, improve, construct, own, operate, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;
     (d) Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business and affairs of the Company, including executing amendments to this Agreement and the Articles in accordance with the terms of this Agreement, both as Governors and where permitted, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Governors;

     (e) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Company assets;
     (f) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Company assets;
     (g) Prepay in whole or in part, refinance, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith, execute any extensions or renewals of encumbrances on any or all of such assets;
     (h) Care for and distribute funds to the Members by way of cash income, return of capital or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company and this Agreement;
     (i) Hire or contract on behalf of the Company for the employment and services of employees and independent contractors, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;
     (j) Engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;
     (k) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement or the Articles, as may be necessary or appropriate to accomplish the purposes of the Company;
     (l) Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or the Governors or Officers in connection with activities arising out of, connected with, or incidental to this Agreement, and engage counsel or others in connection therewith;
     (m) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;
     (n) Agree with any Person as to the form and other terms and conditions of such Person’s Capital Contribution to the Company and cause the Company to issue Membership Interests and Units in consideration for such Capital Contribution; and
     (o) Indemnify Members, Governors or Officers, or former Members, Governors or Officers, and to make any other indemnification that is authorized by this Agreement in accordance with, and to the fullest extent permitted by, the Act and NASAA Omnibus Guidelines II.G as more particularly described in Section 5.22.
5.5 Governor as Agent. Notwithstanding the power and authority of the Governors to manage the business and affairs of the Company, no Governor shall have authority to act as agent for the Company for the purposes of its business (including the execution of any instrument on behalf of the Company) unless the Governors have authorized the Governor to take such action.
5.6 Restrictions on Authority of Governors.
     (a) Notwithstanding any provision in this Agreement to the contrary, the Governors shall not have authority to, and they covenant and agree that they shall not, do any of the following acts without the unanimous consent of the Members:
(i)	Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 of this Agreement;

(ii)	Knowingly engage in any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii)	Possess Company Property, or assign rights in specific Company Property, for other than a Company purpose; or

(iv)	Cause the Company to voluntarily take any action that would intentionally cause a bankruptcy of the Company.
     (b) The Governors shall not have authority to, and they covenant and agree that they shall not cause the Company to, without the consent of a majority of the Membership Voting Interests:
(i)	Merge, consolidate, exchange or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of the Property in connection with the dissolution of the Company;

(ii)	Confess a judgment against the Company in an amount in excess of $500,000;

(iii)	Issue Units at a purchase price of less than $0.33 per Unit;

(iv)	Issue an aggregate number of Units that is greater than one hundred twenty-five percent (125%) of the maximum number of Units to be offered to investors in the Company’s initial registered offering of Units; or

(v)	Cause the Company to acquire any equity or debt securities of any Governor or any of its Affiliates, or otherwise make loans to any Governor or any of its Affiliates.
     The actions specified herein as requiring the consent of the Members shall be in addition to any actions by the Governor that are specified in the Act as requiring the consent or approval of the Members. Unless otherwise required by this Agreement or the Act, any such required consent or approval may be given by a vote of a majority of the Membership Voting Interests.
5.7 Meetings. A regular meeting of the Governors shall be held, without other notice than this Section, immediately after, and at the same place as, the annual meeting of the Members. Additionally, the Governors may, by resolution, prescribe the time and place for holding regular meetings and may provide that such resolution constitutes notice thereof. If the Governors do not prescribe the time and place for the holding of regular meetings, such regular meetings shall be held at the time and place specified in the notice of each such regular meeting. Unless otherwise prescribed by statute, special meetings may be called by, or at the request of, the Chairman, or any Two (2) or more Governors. The

Governors may designate any location as the place of any regular or special meeting. If no designation is made, the place of meeting shall be the principal office of the Company.
5.8 Notice. Notice shall be given to each Governor with respect to any special meeting of the Governors, stating the date, time and place of the meeting. Such notice shall be given at least Two (2) days prior thereto and shall be in writing, unless oral notice is reasonable under the circumstances, and may be sent through mail, facsimile or e-mail. If mailed, such notice shall be deemed to be delivered on the earlier of Five (5) days after deposit in the U.S. mail addressed to the Governor’s address as shown on the Company’s records with postage prepaid, or upon receipt. Any Governor may waive notice of any meeting. Except as provided in the next sentence, the waiver must be in writing, signed by the Governor entitled to notice, and filed with the minutes relating to the action taken. A Governor’s attendance at a meeting shall constitute a waiver of notice of such meeting, except where such Governor attends the meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Governors need be specified in the notice or waiver of notice of such meeting.
5.9 Conduct of Meeting. All Governors, to the extent possible, shall personally attend all Governors meetings. However, any Governor may participate in any regular or special meeting by any means of communication by which all Governors participating may simultaneously hear each other during the meeting. A Governor participating in a meeting by this means is deemed to be present in person.
5.10 Quorum. A majority of the duly elected and qualified Governors shall constitute a quorum for the transaction of business. If less than a quorum is represented at a meeting, the Governors represented may adjourn the meeting and reschedule it for a later date without further notice. At such adjourned and rescheduled meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. Governors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Governors to leave less than a quorum.
5.11 Manner of Acting; Informal Action. Except as otherwise provided in this Agreement, the act of a majority of the Governors at a meeting at which a quorum is present shall be the act of the Governors. Unless otherwise provided by law, any action required or permitted to be taken at a meeting of the Governors may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all Governors entitled to vote with respect the subject matter thereof.
5.12 [Reserved].
5.13 Presumption of Assent. A Governor present at a meeting shall be presumed to have assented to action taken, unless the dissent of such Governor is entered in the minutes of the meeting or unless such Governor files a written dissent to such action with the other Governors before the adjournment thereof or forwards such dissent by mail to the other Governors immediately after the adjournment thereof. Such right to dissent shall not apply to a Governor who voted in favor of an action.
5.14 Removal of Governors. The Members may remove a Governor, with or without cause, at a meeting called for that purpose, if notice has been given that a purpose of the meeting is such removal.
5.15 Vacancies. Any vacancy occurring in the Board of Governors may be filled by the affirmative vote of a majority of the remaining Governors. A Governor elected to fill a vacancy shall be elected for the unexpired term of such Governor’s predecessor in office. Any vacancy to be filled by reason of any increase in the number of Governors shall be filled by election at an annual or special meeting of the Members called for that purpose.

5.16 Compensation. The Governors shall have authority to establish reasonable compensation of all Governors for services to the Company as Governors, officers or otherwise in connection with the management, maintenance and operation of the business and affairs of the Company. In addition, the Governors shall have authority to authorize reimbursement to Governors of their reasonable expenses of attending Governors’ meetings, including but not limited to expenses related to travel and accommodations.
5.17 Committees; Authority. The Governors may create such committees, and appoint such Governors to serve on them, as the Governors deem appropriate. Each committee must have Two (2) or more Governors, who serve at the pleasure of the Governors. The creation of a committee, and the appointment of Governors to serve on it, must be approved by a majority of the Governors. The procedural requirements for Board of Governor meetings under this Article V shall also apply to committee meetings. Committees may exercise only those aspects of the Governors’ authority which are expressly conferred by the Governors by express resolution. Notwithstanding the foregoing, however, a committee may not, under any circumstances: (i) apportion or authorize distributions; (ii) approve or propose any action for which the Act requires Member approval; (iii) elect Officers; (iv) fill vacancies on the Board of Governors or on any of its committees; (v) adopt, amend, or repeal the Articles or this Agreement; (vi) approve a plan of merger; (vii) authorize or approve the reacquisition of Units, except according to a formula or method prescribed by the Governors; or (ix) authorize or approve the issuance or sale or contract for sale of Units or determine the designation and relative rights, preferences, and limitations of a class or series of Units.
5.18 Voting; Potential Financial Interest. A Governor shall be disqualified from voting on any matter if such Governor (or his/her Affiliate’s) has a material financial interest in the outcome of such vote, regardless of whether the Governor reasonably disclosed the potential conflict of interest at the time of such vote.
5.19 Duties and Obligations of Governors. The Governors shall cause the Company to conduct its business and operations separate and apart from that of any Governor or any Governor’s Affiliates. The Governors shall take all actions which may be necessary or appropriate: (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Minnesota and each other jurisdiction in which such existence is necessary to protect the limited liability of Members or to enable the Company to conduct the business in which it is engaged; and (ii) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company Property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Governor shall have the duty to discharge the foregoing duties in good faith, in a manner the Governor believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The Governors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner.
     The Governors shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Governor’s immediate possession or control. The Governors shall not permit such funds or assets to be used except for the benefit of the Company. The Company shall not permit Members to contract away the fiduciary obligations owed to the Members by Governors under the common law. The Governors shall be under no other fiduciary duty to the Company or the Members to conduct the affairs of the Company in a particular manner. Governors shall not receive any rebates or give-ups, nor may they participate in any reciprocal business arrangements. No Governor shall directly or indirectly pay or award any commissions or other compensation to any Person engaged to sell Units or give investment advice to potential Members, provided that this clause shall not prohibit the payment to a registered broker-dealer or other properly licensed Person of normal sales commissions for selling Units.

5.20 Officers. The officers of the Company shall be appointed by the Governors and shall include a Chairman and Vice Chairman, a President and Chief Executive Officer, a Chief Financial Officer, a Secretary, and such other Officers and assistant Officers as the Governors shall determine. One person may simultaneously hold more than one office. The Officers’ terms shall be specified by the Governors. If no term is specified, they shall hold office until the first meeting of the Governors held after the next annual meeting of the Members. If the appointment of Officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient. Each Officer shall hold office until the officer’s successor is duly appointed and qualified, until the Officer’s death, or until the Officer resigns or is removed by the Governors. The designation of a specified term does not grant to an Officer any contract rights; and unless otherwise provided in a signed contract with the Company, Officers will be “at-will employees” subject to removal by the Governors at any time, with or without cause.
     Any officer may resign at any time by giving written notice to the Chairman or the Secretary of the Company. Unless otherwise noted in the notice, the resignation shall be effective upon receipt.
     The Officers, and their duties and responsibilities shall be as follows:
     (a) Chairman and Vice Chairman. Unless provided otherwise by a resolution of the Governors, the Chairman shall preside at meetings of the Members and the Governors; shall see that all orders and resolutions of the Governors are carried into effect; may maintain records of and certify proceedings of the Governors and Members; and shall perform such other duties as may from time to time be prescribed by the Governors. The Vice Chairman shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman and shall perform such other duties as the Governors or the Chairman may from time to time prescribe. The Governors may designate more than one Vice Chairman, in which case the Vice Chairmen shall be designated by the Governors so as to denote which is most senior in office.
     (b) The President and Chief Executive Officer(s). Until provided otherwise by a resolution of the Governors, the Chairman shall also act as the interim President and CEO of the Company (herein referred to as the “President”; the titles of President and CEO shall constitute a reference to one and the same office and Officer of the Company), and the Chairman may exercise the duties of the office of Chairman using any such designations. The Governors shall appoint someone other than the Chairman as the President of the Company not later than the commencement of operations of the Facilities, and such President shall perform such duties as the Governors may from time to time prescribe, including without limitation, the management of the day-to-day operations of the Facilities.
     (c) Vice President. The Company may have one or more Vice Presidents. If more than one, the Governors shall designate which is most senior. The most senior Vice President shall perform the duties of the President in the absence of the President.
     (d) Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Governors, the Chief Financial Officer of the Company shall be the Chief Financial Officer of the Company and shall keep accurate financial records for the Company; shall deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Governors shall designate from time to time; shall endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Governors, making proper vouchers therefore; shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Governors, shall render to the President and the Governors, whenever requested, an account of all such transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Governors or the President from time to time.
     (e) The Secretary. The Secretary shall: (i) keep the minutes of the Governor and Member meetings; (ii) see that all notices are duly given in accordance with this Agreement and as required by law; (iii) serve as the custodian of the Company’s records; (iv) when requested or required, authenticate any Company records; (v) keep and maintain the Unit Holder Register and the Unit transfer books of the Company; and (vi) perform all duties incident to the office of Secretary and such other duties as may be prescribed by this Agreement or by the Chairman or Governors.
     (f) Other Assistants and Acting Officers. The Governors shall have the power to appoint any Person to act as assistant to any Officer, or to perform the duties of such Officer, whenever for any reason it is impracticable for such officer to act personally. Any such assistant or acting Officer shall have the power to perform all the duties of the office to which he or she is appointed to be an assistant, or as to which he or she is appointed to act, except as such power may be otherwise defined or restricted by the Governors. Additionally, unless prohibited by a resolution of the Governors, any Officer may delegate in writing some or all of the duties and powers of such Officer’s position to other Persons. An Officer who delegates the duties or powers of an office remains subject to the standard of conduct for such Officer with respect to the discharge of all duties and powers so delegated.
     Salaries of the Officers shall be fixed from time to time by the Governors, and no Officer shall be prevented from receiving a salary due to the fact that such Officer is also a Governor.
5.21 Execution of Instruments. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Company shall be signed on behalf of the Company by: (i) the President or Chairman; or (ii) such other Officers or Persons who may be authorized to do so by specific resolution of the Governors.
5.22 Limitation of Liability; Indemnification.
     (a) Founding Governors. A Founding Governor shall mean any Governor that serves as an initial Governor and was also a Founder as that term is defined in Section 1.10(r). To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Founding Governor relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Founding Governor, in connection with the business of the Company, or in the event of any action by a Unit Holder against a Founding Governor, including a derivative suit, including reasonable attorneys’ fees incurred by such Founding Governor in connection with the defense of any action based on any such act or omission, provided that (i) the Founding Governor has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company; (ii) the Founding Governor was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of negligence or misconduct by the Founding Governor; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Company net assets and not from the holders of any Membership Interests.
     The advancement of Company funds to a Governor for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be allowed only if: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a holder of any Membership Interests, or the legal action is initiated by a holder of a Membership Interest and a court of competent jurisdiction specifically approves such advancement; and (iii) the Founding Governor undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such person is found not to be entitled to indemnification.
     Notwithstanding anything to the contrary above, a Founding Governor shall be indemnified for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws only if one or more of the following conditions is met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. The Company may purchase and maintain insurance on behalf of any Founding Governor in such Founding Governor’s official capacity against any liability asserted against and incurred by such Founding Governor in or arising from that capacity, so long as the Company does not incur the cost of that portion of liability insurance which insures such Founding Governor for any liability as to which the Founding Governor is prohibited from being indemnified under this paragraph.
     (b) Non-Founding Governors and Officers. The term Governor and Officer as used in this subparagraph (b) shall only apply to those Governors and Officers who are not also Founding Governors. To the maximum extent permitted under the Act and other applicable law, no Member, Governor or Officer shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a Member, Governor or Officer. Furthermore, no Governor or Officer shall be personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by such Governor or Officer; provided that this provision shall not eliminate or limit the liability of a Governor or Officer for any of the following: (i) any breach of the duty of loyalty to the Company or its Members; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) a transaction from which the Governor or Officer derived an improper personal benefit (iv) a wrongful distribution in violation of Sections 80A.23 or 322B.56 of the Act; or (v) any act or omission occurring before the Effective Date of this Agreement. To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Governor or Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Governor or Officer, in connection with the business of the Company, including reasonable attorneys’ fees incurred by such Governor in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Governor or Officer, including a derivative suit, the Company shall indemnify, save and hold harmless, and pay all costs, liabilities, damages and expenses of such Governor or Officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no Governor or Officer shall be indemnified by the Company to the extent prohibited or limited by the Act. The Company may purchase and maintain insurance on behalf of any Governor or Officer in his or her official capacity against any liability described in this Section, whether or not the Company would otherwise be required to indemnify such Governor or Officer against such liability.
ARTICLE VI. MEMBERSHIP UNITS; MEMBERS
6.1 Membership Units. The Company is initially organized with One (1) class of Membership Interests, designated in Units, which Units are initially the only class of equity in the Company. The Units shall have no par value and shall be of a single class with identical rights. The Company shall have a first lien on the Units of any Member for any debt or liability owed by such Member to the Company. Additional and different classes of Membership Interests represented by different Units may be created and issued to new or existing Members on such terms and conditions as the Governors may determine. Such additional and different classes may have different rights, powers and preferences (including, without limitation, voting rights and distribution preferences), which may be superior to those of existing Members. Members shall have no preemptive rights to acquire additional or newly created Units.
6.2 Certificates; Surrender for Transfer. Certificates representing Units shall be in such form as shall be determined by the Governors, in their discretion. If a certificate is lost, destroyed or mutilated, a new one may be issued upon such terms and indemnity to the Company as the Governors may prescribe. No new certificate shall be issued until the former certificate for a like number of Units has been surrendered and canceled.
6.3 Members. Each Person who desires to become a Member must complete and execute a signature page to this Agreement in the form of Exhibit “B” attached hereto and such other documents as may be required by the Governors. Membership Interests and Units of the Members shall be set forth on Exhibit “A” to this Agreement, as amended from time to time.
6.4 Additional Members. No Person shall become a Member without the approval of the Governors. The Governors may refuse to admit any Person as a Member in their sole discretion. Any such admission must comply with the requirements described in this Agreement and will be effective only after such Person has executed and delivered to the Company such documentation as determined by the Governors to be necessary and appropriate to effect such admission.
6.5 Members’ Voting Rights. 6.5 Members’ Voting RightsEach Member shall be entitled to One (1) vote for each Unit registered in the name of such Member (as shown in the Unit Holder Register) as to any matter for which such Member is entitled to vote under this Agreement or the Act. Members do not have cumulative voting rights as to any matter. Except as otherwise expressly provided for in this Agreement, Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.
6.6 Member Meetings. Beginning with the fiscal year ending in calendar year 2007, or sooner as determined by the Governors, and each Fiscal Year thereafter, an annual meeting of the Members shall be held within One Hundred Eighty (180) days of the close of the Company’s Fiscal Year, at a time and date determined by the Governors. Special meetings of the Members, for any purpose(s) described in the meeting notice, may be called by the Governors, and shall be called by the Governors at the request of not less than Ten Percent (10%) of all Members. A call by the Members for a special meeting shall be in writing, signed by the persons calling for the same, addressed and delivered to the Secretary, and shall state the time and purpose(s) of such meeting.
6.7 Place of Meeting. 6.7 Place of MeetingThe Governors, or in the absence of action by the Governors, the Chairman, may designate any place within or without of the State of Minnesota as the place for any meeting of the Members, unless by written consents, all Members entitled to vote at the meeting designate a different place for the holding of such meeting. If no designation is made by the Governors, the Chairman or by unanimous action of the Members, the place of meetings shall be at the principal office of the Company in the State of Minnesota.
6.8 Conduct of Meetings. All meetings of the Members shall be presided over by the Chairman. All meetings of the Members shall be conducted with such rules and procedures as may be determined by the Chairman in his or her discretion. Subject to the discretion of the Governors, the Members may participate in any Member meeting by means of telephone conference or similar means of communication by which all participants in the meeting can hear and be heard by all other participants.
6.9 Notice.6.9 Notice Written notice stating the place and time of any annual or special Member meeting shall be delivered or mailed not less than Fifteen (15) nor more than Sixty (60) days prior to the meeting date, to each Member of record entitled to vote at such meeting as of the close of business on the day before said notice is delivered or mailed. Notice of a special meeting of the Members shall be provided to the

Members within Ten (10) days of the Secretary’s receipt of a call by the Members for a special meeting in accordance with Section 6.6. Such notices shall be deemed to be effective upon the earlier of: (i) deposit postage-prepaid in the U.S. mail, addressed to the Member at the Member’s address as it appears on the Unit Holder Register, or such other address as may have been provided in writing to the Company by a Member; (ii) the date shown on the return receipt if sent by registered or certified mail, return receipt requested; or (iii) actual receipt.
6.10 Contents of Notice. The notice of each Member meeting shall include a description of the purpose(s) for which the meeting is called. If a purpose of any Member meeting is to consider: (i) a proposed amendment to or restatement of the Articles requiring Member approval; (ii) a plan of merger or share exchange; (iii) the sale, lease, exchange or other disposition of all, or substantially all of the Company’s Property; (iv) the dissolution of the Company; or (v) removal of a Governor, then the notice must so state and must be accompanied, as applicable, by a copy or summary of the (1) amendment(s) to the Articles, (2) plan of merger or share exchange, (3) documents relating to the transaction for the disposition of all the Company’s property, and/or (4) plan and Articles of Dissolution.
6.11 Adjourned Meetings. If any Member meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place, if the new date, time and place is announced at the meeting before adjournment; provided that, if a new record date for the adjourned meeting is or must be fixed, then notice must be given to new Members as of the new record date.
6.12 Waiver of Notice. Whenever any notice is required to be given to any Member under the Act, the Articles or this Agreement, a waiver in writing, signed by such Member shall be deemed equivalent to the giving of such notice. Furthermore, a Member’s attendance at a meeting waives any objection that the Member might otherwise raise based on lack of notice or defective notice, unless the Member: (i) objects at the outset of the meeting; or (ii) in the case of an objection claiming that consideration of a particular matter is not within the purposes described in the meeting notice, objects at the time such matter is presented, and in either case, thereafter does not participate in the meeting.
6.13 Fixing of Record Date.6.13 Fixing of Record Date For purposes of determining the Members entitled to notice of, or to vote at, any Member meeting or any adjournment thereof, or for purposes of determining the Members entitled to receive payment of any distribution, or in order to make a determination of the Members for any other purpose, the Governors may provide that the Unit Transfer books shall be closed for a stated period, not to exceed Sixty (60) days. If the Unit Transfer books shall be closed for such purpose, such books shall be closed for at least Ten (10) days immediately preceding such meeting. In lieu of closing the Unit Transfer books, the Governors may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than Sixty (60) days, and in case of a meeting of Members not less than Ten (10) days, prior to the date on which the particular action requiring such determination is to be taken. If the Unit Transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the Governors declaring a dividend is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Governors fix a new record date, which it must do if the meeting is adjourned to a date more than One Hundred Twenty (120) days after the date fixed for the original meeting.
6.14 Quorum and Proxies. The presence (in person or by proxy or mail ballot) of Members representing Fifty Percent (50%) of the Membership Voting Interests is required for the transaction of business at a meeting of the Members. Voting by proxy or by mail ballot shall be permitted on any matter if authorized by the Governors.
6.15 Voting; Action by Members. If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests represented at the meeting and entitled to vote on the matter (including units represented in person, by proxy or by mail ballot when authorized by the Governors) shall constitute the act of the Members, unless the vote of a greater or lesser proportion or numbers is otherwise required by this Agreement.
6.16 Termination of Membership. If for any reason the membership of a Member is terminated as provided in this Agreement or the Act, the Member whose membership has terminated loses all Membership Voting Interests and shall be considered merely an unadmitted Assignee of the Membership Financial Rights owned before the termination of membership, having only the rights provided for unadmitted Assignees in Section 9.7 hereof.
6.17 Continuation of the Company. The Company shall not be dissolved upon the occurrence of any event that is deemed to terminate the continued membership of a Member, but rather the Company shall continue without dissolution, and its affairs shall not be required to be wound up.
6.18 No Member Right of Redemption or Return of Capital. Except as otherwise provided in this Agreement or the Act, no Member or transferee of any Member shall have any right to demand or receive a return of his/her/its Capital Contribution or to require the redemption of his/her/its Units.
6.19 Waiver of Dissenters Rights. To the fullest extent permitted by the Act, each Member hereby disclaims, waives and agrees not to assert: (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the Company or of any of its assets, or to cause the sale of any Company Property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any Company Property.
6.20 Loans. Any Member or Affiliate may, with the consent of the Governors, lend or advance money to the Company, in which case the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but rather shall be a debt due from the Company, repayable out of the Company’s cash, and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the Governors for loans to its most creditworthy commercial borrowers, plus Four Percent (4%) per annum. If a Governor or an Affiliate of a Governor is the lending Member, the rate of interest and the terms and conditions of such loan shall be no less favorable to the Company than if the lender had been an independent third party. None of the Members or their Affiliates shall be obligated to make any loan or advance to the Company.
6.21 Limitation on Ownership. The board of Governors shall have the sole discretion to determine a limit on the number of membership units a Member may directly or indirectly own or control at any time. Units under indirect ownership or control by a Member shall include Units owned or controlled by such Member’s Related Parties, Subsidiaries and Affiliates.
ARTICLE VII. ACCOUNTING, BOOKS AND RECORDS
7.1 Accounting, Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal place of business: (i) a current list of the full name and last known address and business telephone number of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and Assignee which shall be updated at least quarterly; (ii) the full name and address of each Governor; (iii) a copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed; (iv) copies of the Company’s federal, state and local income tax and information returns and reports, if any, for the Six (6) most recent taxable years; (v) a copy of this Agreement and any and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; and (vi) copies of the financial statements of the Company, if any, for the Six (6) most recent Fiscal Years. The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.
7.2 Delivery to Members and Inspection. Any Member or such Member’s designated representative shall have reasonable access during normal business hours to the information and documents kept by the Company pursuant to Section 7.1 of this Agreement. Upon the request of any Member, the Governors shall promptly deliver to the requesting Member, at the expense of the requesting Member, a copy of the information required to be maintained under Section 7.1 of this Agreement, except to the extent it constitutes trade secrets of the Company. Information that (i) derives independent economic value from not being known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy shall be deemed trade secrets of the Company. Each Member has the right, upon reasonable request, to: (i) inspect and copy during normal business hours any of the Company records described in Section 7.1 of this Agreement; and (ii) obtain from the Governors, promptly after their becoming available, copies of the Company’s federal, state and local income tax and information returns for each Fiscal Year. Each Assignee shall have the right to information regarding the Company except for information constituting trade secrets of the Company. A current alphabetical list of Members containing the names, addresses, and business telephone numbers of the Members shall be mailed to any Member within ten days of receiving such a request from a Member, such copy to be printed in alphabetical order, on white paper and in a readily readable type size with a reasonable charge for copies. The purposes for which a member list may be requested include, without limitation, matters relating to Members’ voting rights under the agreement and the exercise of Members’ rights under federal proxy laws. . If the Company neglects or refuses to exhibit, produce or mail a copy of such list to the Member as requested, the Company shall be liable to any Member requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling production of the Member list, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the request for inspection is for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company.
7.3 Reports. The Chief Financial Officer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. Public access to the financial statements through either the Company’s or the Securities and Exchange Commission’s website shall constitute delivery pursuant to this Section 7.3. The following reports shall be delivered to the Members of Company:
     (a) If the Company becomes registered under Section 12(g) of the ‘34 Act, the Chief Financial Officer shall distribute within 60 days after the end of each quarter, a report containing the information required in the Form 10-Q;
     (b) If the Company does not register under Section 12(g) of the ‘34 Act, a report shall be Distributed, within 60 days after then end of the first six months of each fiscal year, containing a balance sheet, statement of income, statement of Member’s Equity, statement of cash flow, all of which can be unaudited, and any pertinent material pertaining to the Company’s activities during the period;
     (c) The Company shall cause to be delivered to each Member the financial statements listed below, prepared, in each case (other than with respect to Member’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied. Delivery of the financial statements shall occur as soon as practicable following the end of each Fiscal Year (and in any event not later than 120 days after the end of such Fiscal Year), and at such time as distributions are made to the Unit Holders pursuant to Article X of this Agreement following the occurrence of a Dissolution Event. The financial statements shall consist of a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Unit Holders’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the Two (2) immediately preceding Fiscal Years (in the case of the statements). If financial forecasts have been provided to the Members the Chief Financial Officer shall include a table comparing the forecasts to actual results with the financial statements. The Chief Financial Officer shall also provide a report setting forth distributions made to the Members during the period. Such report shall separately identify distributions from (i) Cash Flow from operations during the period; (ii) Cash Flow from operations during a prior period which have been held as reserves; (iii) proceeds from disposition of Company assets; and (iv) reserves from the gross proceeds originally obtained from Members; and
     (d) Within 75 days after the end of the fiscal year, all information necessary for the preparation of the Members’ income tax returns shall be distributed.
     If Membership Units are purchased on a deferred basis and there remain any unpaid balances during any of the periods mentioned above, the reports shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to defaults, and a discussion and analysis of the impact on the capital requirements of the Company.
7.4 Tax Matters. The Governors shall, without any further consent of the Unit Holders being required (except as specifically required herein), make any and all elections for federal, state, local and foreign tax purposes as the Governors shall determine appropriate and shall have the right and authority to represent the Company and the Unit Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unit Holders in their capacities as Unit Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Unit Holders with respect to such tax matters or otherwise affect the rights of the Company and the Unit Holders. The Governors shall designate a Person to be specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law; provided, however, that the Governors shall have the authority to designate, remove and replace the Tax Matters Member who shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law. Necessary tax information shall be delivered to each Unit Holder as soon as practicable after the end of each Fiscal Year, but not later than seventy-five (75) days after the end of each Fiscal Year.
ARTICLE VIII. AMENDMENTS
8.1 Amendments. Amendments to this Agreement may be proposed by the Governors or any Member. Following any such proposal, the Governors shall submit to the Members a verbatim statement of any proposed amendment and the Governors shall include therewith a recommendation as to the proposed amendment. The Governors shall seek the written vote of the Members on the proposed amendment and shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment to this Agreement only if approved by the affirmative vote of a majority of the Membership Voting Interests represented at a Member meeting at which a quorum of the Members is present. Notwithstanding any provision of this Section 8.1 to the contrary, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or alter the Membership Financial Rights of a Member.
ARTICLE IX. TRANSFERS
9.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of such Member’s Units. In the event that any Member pledges or otherwise encumbers all or any part of such Member’s Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Agreement and all other agreements governing the rights and obligations of Unit Holders in the event such pledgee or secured party becomes a Unit Holder hereunder.
9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in this Article IX, a Unit Holder may: (a) at any time Transfer all or any portion of such Unit Holder’s Units (i) to the transferor’s administrator or trustee to whom such Units are Transferred involuntarily by operation of law, or (ii) without consideration to or in trust for descendants of a Member; or (b) at any time following the date on which substantial operations of the Facilities commence, Transfer all or any portion of such Unit Holder’s Units (i) to any Person approved by the Governors, in writing, or (ii) to any Affiliate or Related Party of such Unit Holder. Any such Transfer set forth in this Section 9.2 and meeting the conditions set forth in Section 9.3 below is referred to herein as a “Permitted Transfer.”
9.3 Conditions Precedent to Transfers. In addition to the conditions set forth above, no Transfer of Units shall be effective unless and until all of the following conditions have been satisfied:
     (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of Transfer as may be necessary or appropriate in the opinion of counsel to the Company to affect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee shall pay all reasonable costs and expenses connected with the Transfer and the admission of the Transferee as a Member and incurred as a result of such Transfer, including but not limited to, legal fees and costs.
     (b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. The Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.
     (c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (i) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.
     (d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Governors, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

     (e) Unless otherwise approved by the Governors and Members representing in the aggregate a 75% majority of the Membership Voting Interests, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by the Governors, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled to (or required, as the case may be): (i) immediately Transfer only that portion of its Units as may, in the opinion of such counsel, be Transferred without causing such a termination; and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s).
     (f) No notice or request initiating the procedures contemplated by this Section 9.3 may be given by any Member after a Dissolution Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.
     (g) No Person shall Transfer any Unit if, in the determination of the Governors, such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
     The Governors shall have the authority to waive any legal opinion or other condition required in this Section 9.3 other than the Member approval requirement set forth in Section 9.3(e).
9.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Governors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer): (i) the transferee’s rights shall be strictly limited to the transferor’s Membership Financial Rights associated with such Units; and (ii) the Company may offset against such Membership Financial Rights (without limiting any other legal or equitable rights of the Company) any debts, obligations or liabilities for damages that the transferor or transferee may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the other Members from all cost, liability and damage that such parties may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result thereof.
9.5 No Dissolution or Termination. The Transfer of Units pursuant to the terms of this Article IX shall not dissolve or terminate the Company. No Member shall have the right to have the Company dissolved or to have such Member’s Capital Contribution returned except as provided in this Agreement.
9.6 Prohibition of Assignment. Notwithstanding the foregoing provisions of this Article IX, no Transfer of Units may be made if the Units sought to be sold, exchanged or Transferred, when added to the total of all other Units sold, exchanged or Transferred within the period of Twelve (12) consecutive months prior thereto, would result in the termination of the Company under Section 708 of the Code. In the event of a Transfer of any Units, the Members will determine, in their sole discretion, whether or not the Company will elect pursuant to Section 754 of the Code (or corresponding provisions of future law) to adjust the basis of the assets of the Company.

9.7 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a Substitute Member pursuant to Section 9.8 of this Agreement shall be entitled only to the Membership Financial Rights with respect to such Units in accordance with this Agreement, and shall not be entitled to the Membership Voting Interests with respect to such Units. In addition, such Person shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.
9.8 Admission of Substitute Members. As to Permitted Transfers, a transferee of Units shall be admitted as a substitute Member provided that such transferee has complied with the following provisions:
     (a) The transferee shall, by written instrument in form and substance reasonably satisfactory to the Governors, agree to be bound by all of the terms and provisions of this Agreement, and assume the obligations of the transferor Member hereunder with respect to the Transferred Units.
     (b) The transferee shall pay for or reimburse the Company for all reasonable legal, filing and publication costs incurred in connection with the admission of the transferee as a Member; and
     (c) Except in the case of a Transfer involuntarily by operation of law, if required by the Governors, the transferee shall deliver to the Company evidence of his/her/its authority to become a Member.
     (d) The transferee and transferor shall each execute and deliver such other instruments as the Governors reasonably deem necessary or appropriate in connection with such Transfer.
9.9 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that: (i) it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the IRS or the Treasury Department that may be promulgated or published thereunder); and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Units (commonly referred to as “matching services”) as being a secondary market or the substantial equivalent thereof, no Member will Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person first agrees to be bound by this Article IX.
     Each Member hereby represents and warrants to the Company and the Members that such Member’s acquisition of Units hereunder is made as principal for such Member’s own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Governors in their sole discretion, may be placed upon any counterpart of this Agreement, the Articles, or any other document or instrument evidencing ownership of Units:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED

ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE MEMBER CONTROL AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
9.10 Distributions And Allocations In Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Governors. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer to be effective not later than the first day of the month following the month in which all documents to effectuate the Transfer have been executed and delivered to the Company, provided that, if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Governors may reasonably require within Thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the person or entity who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.10, whether or not the Governors or the Company has knowledge of any Transfer of any Units.
9.11 Additional Members. Additional Members may be admitted from time to time upon the approval of the Governors, and in accordance with such terms and conditions, as the Governors may determine. All Members acknowledge that the admission of additional Members may result in a dilution of a Member’s Membership Interest. Prior to admission as a Member, a prospective Member shall agree in writing to be bound by this Agreement and shall execute and deliver to the Company an Addendum to this Agreement in the form of Exhibit “B” attached hereto. Upon the execution of such Addendum, such additional Member shall be deemed to be a party to this Agreement as if such additional Member had executed this Agreement on the original date hereof, and shall be bound by all of the provisions set forth herein.
ARTICLE X. DISSOLUTION AND WINDING UP
10.1 Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”): (i) the affirmative vote of a 75% majority in interest of the Membership Voting Interests to dissolve, wind up and liquidate the Company; or (ii) the entry of a decree of judicial dissolution pursuant to the Act. The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

10.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members; and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up of the Company’s business and affairs. Notwithstanding any provision in this Agreement to the contrary, the Members acknowledge and agree that all covenants and obligations set forth this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 10.2 and Articles of Dissolution have been filed pursuant to the Act. The Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 10.8 of this Agreement), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order: (i) first, to creditors (including Members and Governors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; and (ii) second, except as provided in this Agreement, to Members in satisfaction of liabilities for distributions pursuant to the Act; (iii) third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in Section 1.10 of this Agreement, after giving effect to all contributions, distributions and allocations for all periods.
10.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Unit Holder has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unit Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article X may be: (i) distributed to a trust established for the benefit of the Unit Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company, in which case the assets of any such trust shall be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement; or (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.
10.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article X, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.
10.5 Rights of Unit Holders. Except as otherwise provided in this Agreement, each Unit Holder shall look solely to the Property of the Company for the return of such Unit Holder’s Capital Contribution and shall have no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Unit Holders shall have no recourse against the Company or any other Unit Holder or Governors.

10.6 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unit Holders pursuant to Section 10.2 of this Agreement (the “Liquidation Period”), the Unit Holders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III of this Agreement.
10.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Unit Holder shall be made in exchange for the interest of such Unit Holder in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Unit Holder in Company goodwill.
10.8 The Liquidator. The “Liquidator” shall mean a Person appointed by the Governors to oversee the liquidation of the Company. Upon the consent of a majority in interest of the Members, the Liquidator may be the Governors. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article X and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator and any officers, Governors, agents and employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, Governors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, except to the extent such liability or damage is caused by fraud, intentional misconduct, or a knowing violation of the laws which was material to the cause of action.
10.9 Forms of Liquidating Distributions. For purposes of making distributions required by Section 10.2 of this Agreement, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.
ARTICLE XI. MISCELLANEOUS
11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by regular or certified mail, postage prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by regular or certified mail, postage prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company: (a) If to the Company, to the address determined pursuant to Section 1.4 of this Agreement; (b) If to the Governors, to the address set forth on record with the Company; (c) If to a Unit Holder, either to the address set forth in the Unit Holder Register or to such other address that has been provided in writing to the Company.
11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Members, and their respective heirs, representatives, successors, transferees, and assigns.
11.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Company or any Member.
11.4 Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

11.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 11.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
11.6 Incorporation By Reference. Every recital, exhibit, schedule and appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference unless this Agreement expressly provides otherwise.
11.7 Variation of Terms. All terms and variations thereof used in this Agreement shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the context may require.
11.8 Governing Law. The laws of the State of Minnesota shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
11.9 Waiver of Jury Trial. Each of the Members irrevocably waives, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the business and affairs of the Company.
11.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
11.11 Specific Performance. Each Member acknowledges and agrees that the Company and the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically to enforce the terms and provisions of this Agreement.
11.12 No Third Party Rights. None of the provisions contained in this Agreement shall be deemed to be for the benefit of or enforceable by any third parties, including without limitation, any creditors of any Member or the Company.
     DULY ADOPTED by the Company’s Board of Governors effective as of November 2, 2007.

MINNERGY, LLC

By:	/s/ Daniel H. Arnold

Its:	Chairman

Attest:	/s/ Christopher L. Arnold

Its:	Secretary

EXHIBIT “A”
Initial Membership List

Name of Initial
Member	Address	Units
Dave Arnold	1853 Edgewood Rd., Winona, MN 55987	331,875
Dan Arnold	56 Dresser Ct., Winona, MN 55987	361,875
Chris Arnold	660 Lafayette St., Winona, MN 55987	361,875
Tony Wasinger	92 Forest Oaks Ct., Winona, MN 55987	300,000
Ron Scherbing	18084 Middle Valley Rd., Minnesota City, MN 55985	190,000
Harland Knight	1305 Conrad Drive, Winona, MN 55987	190,000
Rich Mikrut	1355 Grandview Ct., Minnesota City, MN 55959	70,000
Michael A. Daley	18869 Hwy. 14, Lewiston, MN 55952	261,879
All American Coop	113 4th Street SE, Stewartville, MN 55976	261,879
Bertha M. Koch	71000 Hwy. 61, Lake City, MN 55041	261,879
Robert J. and Joyce A. Pennington	13004 10th Street SE, Eyota, MN 55934	240,004
Tim & Lynda Koch	14616 780th Avenue, LeRoy, MN 55951	101,871
Jeff Jennings	Rt. R1, Box 41, LeRoy, MN 55951	101,871
Hader Farms Partnership	40890 Hwy. 57 Blvd., Zumbrota, MN 55992	101,871
Sauer Valley View Farms Partnership	22482 Rupprechts Valley Rd., Lewiston, MN 55952	79,996
Patrick Daley	24375 Daley Drive, Lewiston, MN 55952	79,996
Duane H. Windhorst	719 River Bluff Road S.E., Mazeppa, MN 55956	101,871
Daniel L. and Jennie G. Florness	461 Glenview Drive, Winona, MN 55987	261,879
Eric Lawrence	2682 Southview Ridge, Red Wing, MN 55066	39,996
Steven G. Kohner	4980 W 6th, Winona, MN 55987	101,871
Jeff Metz	25909 County Road 102, Rushford, MN 55971	39,996
Gary Puetz	16671 County Road 18, Utica, MN 55979	79,996
Bruce Gilbeck	449 Meadowview Drive, St. Charles, MN 55972	79,996
Charles and Betty Meyer	18582 County Road 114, Rollingstone, MN 55969	39,996
G & R Farms Partnership	25772 County Road 102, Rushford, MN 55971	101,871
Dennis Verthein	P.O. Box 86, Altura, MN 55910	89,996
Jack R. Miller and Patricia A. Miller	25924 County Road 25, Lewiston, MN 55952	39,996
Eugene J. Speltz	21034 Fern Valley Drive, Rollingstone, MN 55969	39,996
Roger and Rita Baer	30271 County Road 109, Lewiston, MN 55952	101,871

Name of Initial
Member	Address	Units
Arland W. Otte and Myrna A. Otte	18534 Sylvan Heights Road, St. Charles, MN 55972	79,996
Don and Alice Brenengen	N11794 Fremont Street, Trempealeau, WI 54661	39,996
David and Patricia Geerdes	75148 305 Street, Racine, MN 55967	101,871
Jerry Pappenfuss	P.O. Box 767, Winona, MN 55987	79,996
Steven and Lanita Agrimson	33923 County Road 29, Peterson, MN 55962	39,996
Brenengen Family Farms	N11794 Fremont Street, Trempealeau, WI 54661	39,996
James R. Klavetter and Deborah L. Klavetter	4801 County Road 24 NE, Eyota, MN 55934	79,996
Gary and Linda Allen	3922 125th Avenue SE, Eyota, MN 55934	101,871
	Total	4,979,920

EXHIBIT “B”
MEMBER SIGNATURE PAGE
ADDENDUM TO THE
SECOND AMENDED AND RESTATED
MEMBER CONTROL AGREEMENT
OF MINNERGY, LLC
     The undersigned does hereby warrant, represent, covenant and agree that: (i) the undersigned, as a condition to becoming a Member in MinnErgy, LLC, has received a copy of the Second Amended and Restated Member Control Agreement dated November 2, 2007, and, if applicable, all amendments and modifications thereto; (ii) the undersigned shall be subject to and comply with all terms and conditions of such Second Amended and Restated Member Control Agreement in all respects, as if the undersigned had executed said Second Amended and Restated Member Control Agreement on the original date thereof; and (iii) the undersigned is and shall be bound by all of the provisions of said Second Amended and Restated Member Control Agreement from and after the date of execution of this Addendum.

Individuals:	Entities:

Name of Individual Member (Please Print)	Name of Entity (Please Print)

Signature of Individual	Print Name and Title of Officer

Name of Joint Individual Member (Please Print)	Signature of Officer

Signature of Joint Individual Member

Agreed to and Accepted on Behalf of the Company and its Members:

MINNERGY, LLC

By:

Its: